Exhibit 10.3
                             WASHINGTON MUTUAL, INC.

                         DEFERRED COMPENSATION PLAN FOR
                    DIRECTORS AND CERTAIN HIGHLY COMPENSATED EMPLOYEES

                       Initially Adopted February 17, 1987
                      Amended and Restated Effective April 17, 2001


        The Deferred Compensation Plan for Directors and Certain Highly Compensated Employees was initially adopted by Washington Mutual Savings Bank on February 17, 1987, was amended and restated effective January 1, 1988 and was subsequently amended and restated effective January 1, 1993. Sponsorship of the Plan was transferred to Washington Mutual, Inc. in 1994 in connection with the corporate reorganization pursuant to which Washington Mutual Savings Bank was merged into Washington Mutual Bank and became a subsidiary of Washington Mutual, Inc. The Plan was amended and restated in its entirety by Washington Mutual, Inc., generally effective February 1, 1997 and was subsequently amended and restated effective January 1, 2000. Effective April 17, 2001, the Plan is hereby amended and restated to provide certain additional investment and deferral provisions with respect to the Participants and to effect certain other changes:


1.      DEFINITIONS.

        1.1 "Account" means a separate bookkeeping account established for each Participant on the books of the Company that employs the applicable Participant for the purpose of recording amounts of Compensation deferred, Restricted Stock Awards surrendered or Discretionary Company Contributions made by or on behalf of such Participant, and income earned thereon, pursuant to the provisions of the Plan.

        1.2 "Board" means the Board of Directors of WM, Inc.

        1.3 "Annual Bonus" has its usual and ordinary meaning. It is not intended to include commissions or other similar variable compensation, and is not intended to include bonuses for services for less than the full calendar year.

        1.4 "Code" means the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

        1.5 "Company" means WM, Inc., or any direct or indirect subsidiary of WM, Inc. With respect to any Participant or former Participant, the term "Company" means the Company by whom the Participant is currently employed, or was last employed in the case of a former Participant.

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        1.6 "Compensation" means salary, Annual Bonus, quarterly or semiannual bonuses, commissions, variable compensation and other direct cash compensation payable by a Company to an Eligible Employee for employment by the Company, and Directors' fees payable by WM, Inc. to its Directors. The term "Compensation" shall not include reimbursement for expenses incurred by the Eligible Employee, or contributions to or benefits accrued under any Retirement Plan. In addition, the term "Compensation" does not include Restricted Stock Awards.

        1.7 "Compensation Committee" means the Directors' Compensation and Stock Option Committee of the Board.

        1.8 "Discretionary Company Contributions" has the meaning set forth in Section 2.6.

        1.9 "Effective Date" means April 17, 2001, for purposes of this amendment and restatement.

        1.10  "Eligible  Employee"  means (a) each  Director of WM, Inc.,
(b) each salaried employee of either WM, Inc. or any banking subsidiary of WM, Inc. who has the following corporate title:
 Chairman,  Vice Chairman,  Group President, President,  Senior
 Executive Vice President,  Executive Vice President or Senior
 Vice President, and (c) each salaried employee of a nonbanking subsidiary of WM, Inc. who has the corporate title of President, and each salaried employee of any nonbanking subsidiary of WM, Inc. who has the corporate title of Senior Vice President and who is determined by the Plan Administration Committee, in its discretion, to be eligible to participate under the Plan.

        1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.12 "Nonqualified Stock Options" means those nonqualified stock options of the Company awarded to a Participant pursuant to the Washington Mutual Amended and Restated 1994 Stock Option Plan.

        1.13 "Participant" means any Eligible Employee who has elected to defer Compensation under the Plan.

        1.14 "Plan" means this plan for the deferral of Compensation, as it may be amended from time to time.

        1.15 "Plan Administration Committee" or "Committee" means such person or persons appointed under the provisions of Section 6 to administer and interpret the terms of the Plan.

        1.16 "Plan Year" means the 12-consecutive-month period commencing each January 1 and ending each December 31.

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        1.17 "Pre-Existing Plan" means the Plan as in effect prior to the
 Effective Date.

        1.18 "Qualifying Gain" means the net shares accrued on behalf of a Participant upon his or her exercise of Nonqualified Stock Options using the stock-for-stock cashless payment method set forth in Section 2.4.

        1.19 "Qualifying Gain Account" means a separate bookkeeping account established for the Participant on the books of each Company that employs such Participant for purposes of accounting for any Qualifying Gain deferred by such Participant, and phantom dividend equivalent units earned thereon, pursuant to the provisions of the Plan. Any Qualifying Gain that is deferred and held in this account shall be converted to phantom stock units equal to the Qualifying Gain. Any phantom dividend equivalent units credited to this account shall be converted to phantom stock units in accordance with Section 4.3(c).

        1.20 "Retirement Plan" means any defined benefit or defined contribution plan qualified under Section 401(a) of the Code, and which is sponsored by one or more Companies.

        1.21 "Restricted Stock Award" means an award of stock of WM, Inc. made to a Participant pursuant to the Washington Mutual, Inc. Restricted Stock Plan.

        1.22 "Termination Date" means the date on which an Eligible Employee ceases to be an Eligible Employee, for any reason.

        1.23 "WM, Inc." means Washington Mutual, Inc., a Washington corporation.

2.      DEFERRAL ELECTION AND DISCRETIONARY COMPANY CONTRIBUTION.

        2.1    Election to Defer Compensation.

               (a) Any Eligible Employee may elect at any time on or prior to 15 days preceding the first day of any calendar quarter to defer the receipt of all or any portion of his or her Compensation for services to be rendered in the immediately following calendar quarter or quarters (not including any Annual Bonus). In the case of a bonus determined on less than an annual basis (e.g., a quarterly or semiannual bonus), the deferral election must be made on or prior to 15 days preceding the first day of the first calendar quarter in which any services will be rendered that relate, in whole or in part, to the bonus in question.

               (b) Notwithstanding anything in this Section 2.1 to the contrary, any amount to be deferred under the Plan shall not reduce the current Compensation of the Participant below the total amount that is to be withheld from the Participant's Compensation pursuant to a requirement of law or pursuant to an elected optional payroll deduction.

               (c) The parties hereto understand that the Plan does not determine or affect any Participant's entitlement to any bonus. Accordingly, in the event that a Participant elects to defer a percentage of any potential bonus that is not ultimately awarded, such election shall be null and void.

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       2.2    Election to Defer Annual Bonus.

               (a) Each Eligible Employee may elect to defer a certain percentage amount, up to 100%, of any Annual Bonus that may be awarded by the Company. Each such election must be made on or before December 31 of the calendar year preceding the Plan Year in respect to which the Annual Bonus may be awarded. For example, for an Annual Bonus for services rendered during the Plan Year 2001, any Annual Bonus deferral election must be made by December 31, 2000.

               (b) The parties hereto understand that the Plan does not determine or affect any Participant's entitlement to any Annual Bonus. Accordingly, in the event that a Participant elects to defer a percentage of his or her potential Annual Bonus that is not ultimately awarded, such election shall be null and void.

       2.3 Election of Deferral Credit in Exchange for Restricted Stock Award.

               (a) Each Eligible Employee may elect to surrender all or a portion of any Restricted Stock Award, in whole shares, in exchange for a credit to such Eligible Employee's Account, determined as set forth in
        Section 4.2(c).

               (b) An election pursuant to this Section 2.3 shall be made at least six months before the date on which the restrictions with respect to the subject Restricted Stock Award lapse, and otherwise shall comply with Section 2.5.

       2.4    Election of Qualifying Gain Deferral.

               (a) Each Eligible Employee may elect to defer all Qualifying Gain derived from a specific grant of Nonqualified Stock Options in exchange for a credit to such Eligible Employee's Qualifying Gain Account, in accordance with Section 4.2(d), if (i) an irrevocable deferral election is completed and signed by such Eligible Employee, (ii) such deferral election is delivered to and accepted by the Committee at least six months before the date on which such Eligible Employee elects to exercise Nonqualified Stock Options (the "Exercised Options"), (iii) such Eligible Employee pays, through an attestation acceptable to the Committee, the exercise price in shares of WM, Inc. common stock that the Participant owns and has owned continuously for the six-month period ending on the date of exercise (the "Mature Shares"), and (iv) such Eligible Employee complies with all other rules the Committee may establish from time to time. A deferral of Qualifying Gain under this
        Section 2.4 shall be deemed to be (A) a tender of Mature Shares in exchange for an equivalent number of shares pursuant to the exercise of Nonqualified Stock Options and (B) a conversion of the Participant's right to receive any additional shares related to the Exercised Options into a right to receive deferred compensation pursuant to the Plan. A deferral election under this Section 2.4 shall expire at any time elected by a Participant therein and shall automatically be revoked upon a Participant's termination of employment or in the event of a change in control or at any other time determined by the Committee in its sole discretion.

               (b) The Plan governs the deferral of Qualifying Gain. The underlying Nonqualified Stock Options are governed by the stock option plan under which they were granted. No stock options or shares of WM, Inc. common stock are authorized to be issued under the Plan.

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       2.5 Form and Manner of Election. Any election under Sections 2.1 through
2.4 shall be made in writing and in such form and manner as may be prescribed by the Committee. The election shall specify such items as the Committee shall reasonably require, including but not limited to:

               (a) (1) With respect to an election made pursuant to Section 2.1 or 2.2, the amount to be deferred, either as a specific dollar amount or as a percentage of Compensation. Each election of a dollar amount shall be not less than $300 for each calendar quarter. Each election of a percentage amount shall be not less than 15% of Compensation for each calendar quarter; provided, however, that an election under Section 2.2 with respect to any Annual Bonus that may be granted by the Company shall be only in such percentage amount as determined by the Participant;

                      (2) With respect to an election made pursuant to Section 2.3, which Restricted Stock Award or portion thereof, and the number of whole shares of the Restricted Stock Award that are to be surrendered; and

                      (3) With respect to a deferral election made pursuant to
        Section 2.4, the identity of the Nonqualified Stock Option grant that is subject to the election, the grant date, the exercise price, the expiration date (if any) of the deferral election and the date of payment commencement under Section 2.8;

               (b) One of the applicable payment options designated under
        Section 2.7, unless an option has previously been designated (including any designation under the Pre-Existing Plan), in which event the election need include such a designation only if a change from the existing designated payment option is desired;

               (c) A payment commencement date as specified under Section 2.8, unless a payment commencement date has previously been designated (including any designation under the Pre-Existing Plan), in which event the election need include such a designation only if a change from the existing designated commencement date is desired;

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     (d) A designated beneficiary or beneficiaries as provided in Section 3; and

     (e) A method for determining additional credits pursuant to Section 4.3.

        2.6 Discretionary Company Contribution. In its sole discretion, and for the purpose of attracting or retaining highly qualified employees, the Compensation Committee may credit an Eligible Employee's account with a contribution known as a Discretionary Company Contribution. Any Discretionary Company Contribution made on behalf of an Eligible Employee pursuant to this
Section 2.6 shall be credited to the Eligible Employee's Account as of a date determined by the Compensation Committee and may be subject to such other terms and conditions, including provisions regarding vesting, that are set forth in an individual agreement between the Participant and the Plan Administration Committee setting forth such terms and conditions.

        2.7 Payment Options. At the time of making an election under Sections
2.1 through 2.4, or within 30 days of being credited with a Discretionary Company Contribution under Section 2.6, the Participant shall specify one of the following payment options:

               (a) Payment of the entire Account balance attributable to such deferral or credit in a single lump sum payment.

               (b) Payment of the Account balance attributable to such deferral or credit in monthly installments over a period certain not to exceed 10 years, with each installment to be an amount equal to the Account balance as of the date of payment divided by the number of installments remaining to be paid, including the current installment; provided, however, that no monthly installment may be less than $300.

        If a Participant fails to specify a payment option described above, option (a) shall apply. If a Participant designates different payment options at different times, the last payment option elected shall apply (including any last election under the Pre-Existing Plan).

        All payments from a Participant's Account shall be in cash. All payments from a Participant's Qualifying Gain Account shall be in the form of whole shares of WM, Inc. common stock equal to the number of phantom stock units held in such Account, rounded down to the nearest whole unit, such shares to be paid from the Washington Mutual 1994 Stock Option Plan, as amended. For purposes of this Section 2.7, all references to "Account" shall be deemed to include a Participant's Qualifying Gain Account.

        2.8 Commencement of Payment. At the time of making a deferral election under Sections 2.1 through 2.4, or within 30 days of being credited with a Discretionary Company Contribution under Section 2.6, the Participant shall irrevocably specify the date for the commencement of payment of the Compensation deferred pursuant to that election or contribution. If a Participant fails to specify a payment date, payment shall be made or commenced, as the case may be, on the first day of the month immediately following such Participant's Termination Date. A Participant may designate different payment commencement dates to apply to separate deferral elections or contributions. A payment date may be a date certain, or may be a date related to an employment event such as the date of termination of employment or retirement, or may be a date related to any other objectively determined event acceptable to the Plan Administration Committee. The payment commencement date may not be modified with respect to deferrals or contributions elected at the time the payment commencement date is designated. Subsequent deferral elections may specify a different payment commencement date for those deferrals or contributions.

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        2.9    Modification of Election.

               (a) A Participant's election under Section 2.1 shall continue from calendar quarter to calendar quarter until the election is terminated pursuant to Section 2.10, or the election is modified; provided that an election modification must be made at least 15 days prior to the first day of such calendar quarter; and provided further that if an election has been made to defer compensation that is for services to be rendered during more than one calendar quarter (e.g., a semiannual bonus), any modification of that election must be made at least 15 days prior to the first day of the first calendar quarter in which any services are to be rendered that relate, in whole or in part, to the element of Compensation that was deferred. A Participant's election under Section 2.2 is effective only for the Plan Year for which the election is made. Any modification of such election must be made prior to January 1 of the Plan Year for which the Annual Bonus may be awarded. An election pursuant to Section 2.3 or 2.4 is irrevocable.

               (b) Payment options may be modified at any time more than 30 days prior to the Participant's payment commencement date. As provided in
        Section 3, Beneficiary designations may be modified at any time. Payment commencement dates may not be modified. Any modification of an election pursuant to this Section 2.9 shall be ineffective unless it is made in writing and is timely delivered to the Plan Administration Committee, in such form as shall be reasonably required by the Committee.

        2.10 Termination of Election. A Participant's deferral election under
Section 2.1 shall terminate upon the earliest of (a) the first day of the calendar quarter immediately following the date on which the Plan Administration Committee receives from such Participant written notice stating that his or her election is terminated (provided that if an election has been made to defer compensation that is for services to be rendered during more than one calendar quarter (e.g., a semiannual bonus), any termination of that election must be done at least 15 days prior to the first day of the first calendar quarter in which any services are to be rendered that relate, in whole or in part, to the element of Compensation that was deferred); (b) such Participant's Termination Date; or (c) termination of the Plan. In the event of a voluntary termination of an election by the Participant pursuant to clause (a) above, the Participant may not defer additional amounts until a timely election is made to defer Compensation that is payable in a subsequent calendar quarter, as provided in
Section 2.1.

3.      BENEFICIARY DESIGNATION.
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        3.1 Designation of Beneficiary. At the time of making an election under
Sections 2.1 through 2.4, or within 30 days of being credited with a Discretionary Company Contribution under Section 2.6, a Participant shall designate a person or persons as the Participant's beneficiary or beneficiaries (both primary as well as secondary) to whom payment under the Plan shall be made in the event of the Participant's death prior to complete distribution of such Participant's Account balance under the Plan. Each beneficiary designation shall become effective only when filed in writing with the Plan Administration Committee during the Participant's lifetime on a form prescribed by the Committee. Such payments shall be made to the primary beneficiary if such person survives the Participant. If not, such payments shall be made to the secondary beneficiary if such person survives the Participant, and if not, then payments will be made in accordance with the provisions of Section 3.3. If a beneficiary dies at a time such beneficiary is entitled to receive payments hereunder, the remaining payments shall be made to such beneficiary's estate, as provided in
Section 3.4.

        3.2 Filing New Designation. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed. Any finalized divorce, dissolution or annulment of marriage or any new marriage of a Participant subsequent to the date of filing of a beneficiary designation form shall revoke such designation.

        3.3 Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if a Participant's beneficiary designation is revoked by marriage, divorce, dissolution, annulment or otherwise without execution of a new designation; or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits hereunder; then, the Plan Administration Committee shall direct the distribution of such benefits to the Participant's estate.

        3.4 Death of Beneficiary. At the death of the beneficiary who is entitled to receive payments hereunder, the balance (if any) then remaining in the Participant's Account shall be paid in a lump sum to the beneficiary's estate. Such payment shall completely discharge the Company's obligations under the Plan.

        3.5 Change of Beneficiary. Notwithstanding any other provision of the Plan, any beneficiary designation may be changed by a Participant at any time by the written filing of such change on a form prescribed by the Plan Administration Committee.

4.      ACCOUNTS.

        4.1 Separate Accounts. The Plan Administration Committee shall establish a separate Account for each Participant, to which it will credit each amount required to be credited hereunder. The Account thus established shall be a bookkeeping Account, and shall not grant to any Participant any security interest or other prior right in any assets of the Company by reason of such credits.

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        4.2    Timing of Credit.

               (a) Subject to Section 5.2(c), as of the first day of each month, the Plan Administration Committee shall credit to each Participant's Account that portion of such Participant's regular monthly Compensation earned during the immediately preceding month for which a deferral election under Section 2.1 is in effect.

               (b) Subject to Section 5.2(c), with respect to each deferral election under Section 2.1 or 2.2 that defers any bonus, commission, variable compensation or other element of Compensation that is not regular monthly compensation, the Plan Administration Committee shall credit to each Participant's Account the amount of the deferral election as of the date the bonus, commission, variable compensation or other Compensation, if any, is awarded by the Company to the Participant.

               (c) Subject to Section 5.2(c), with respect to any deferral election made by a Participant under Section 2.3 (relating to restricted stock), the Plan Administration Committee shall credit to the Participant's Account the amount of the value of the surrendered Restricted Stock Award as of the date the restrictions lapse. The value of such Restricted Stock Award shall be the number of shares of Restricted Stock surrendered to the Company multiplied by the closing price of such shares of stock as of the date the restrictions on such stock otherwise would have lapsed pursuant to the terms of the Restricted Stock Award. For these purposes, the closing price shall be the closing price of the common stock of WM, Inc. on the New York Stock Exchange, or on such other national securities exchange or national securities association on which such stock is then traded.

               (d) Subject to Section 5.2(c), with respect to any deferral election made under Section 2.4 (relating to Qualifying Gain deferral), the Plan Administration Committee shall credit to the Participant's Qualifying Gain Account a number of phantom stock units equal to the value of deferred Qualifying Gain divided by the closing price of WM, Inc. common stock on the effective date of the Qualifying Gain deferral. For these purposes, the closing price shall be the closing price of the common stock of WM, Inc. on the New York Stock Exchange, or on such other national securities exchange or national securities association on which such stock is then traded.

               (e) Subject to Section 5.2(c), with respect to any Discretionary Company Contribution made with respect to a Participant under Section 2.6, the Plan Administration Committee shall credit to the Participant the amount of each contribution as of the date specified by the Compensation Committee.

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        4.3    Additional Credits.

               (a) Each Participant's Account shall be credited with additional amounts pursuant to the "Interest Method" set forth in Section 4.3(b)(1) or the "Stock Fund Method" set forth in Section 4.3(b)(2). The method of crediting shall be elected in writing by the Participant pursuant to procedures established by the Plan Administration Committee. Such election also may be modified from time to time effective as of the first day of a calendar quarter pursuant to such procedures. A Participant may elect the Interest Method with respect to a portion of his or her Account and the Stock Fund Method with respect to the remainder of the Account. However, no method can be elected by a Participant unless at least 10% of the Participant's Account is allocated to such method. Portions of an Account for which there is no effective election shall be credited pursuant to Section 4.3(b)(1).

               (b) (1) With respect to the portion of a Participant's Account credited pursuant to the Interest Method, as of the first day of each calendar quarter, the Plan Administration Committee shall credit to the Participant's Account interest on the average daily balance of such Account subject to the Interest Method during the immediately preceding calendar quarter, using the actual number of days in such preceding calendar quarter, at the interest rate in effect for such preceding calendar quarter. The applicable interest rate shall be determined as follows:

               As of January 1 of each year, commencing with the Effective Date, the Plan Administration Committee, in its sole discretion, will establish the applicable interest rate for the then commencing Plan Year by reference to the interest rate that the Committee determines could be applicable as of such date to any unsecured junior debt offering by Washington Mutual Bank or by a comparable financial institution or public corporation. Such determination will be made by the Committee, which shall request an estimate of such debt offering interest rate from at least one nationally recognized investment banking firm. The interest rate so determined will be set forth in writing and kept with the Plan records.

                      (2) With respect to the portion of a Participant's Account credited pursuant to the Stock Fund Method, as of the first day of any calendar quarter, the Plan Administration Committee shall credit or debit such Account to reflect the rate of return that would have been earned on such portion of the Participant's Account had such portion been invested in the Company stock fund under the Washington Mutual, Inc. Retirement Savings and Investment Plan during the previous calendar quarter. The foregoing notwithstanding, if, as of the first day of a calendar quarter, the value of the WM, Inc. common stock in the Company stock fund under the Washington Mutual, Inc. Retirement Savings and Investment Plan comprises less than 70% of the total value of such fund, the Plan Administration Committee shall credit or debit the portion of the Participant's Account allocated to the Stock Fund Method for the prior calendar quarter as if such portion had been invested in whole or partial shares of such common stock and received any dividends paid on such common stock.

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               (c) Each Participant's Qualifying Gain Account shall be credited with phantom dividend equivalent units equal to the product of the dividend paid on a share of WM, Inc. common stock multiplied by the number of phantom stock units held in the Participant's Qualifying Gain Account on the record date for the cash dividend. Phantom dividend equivalent units credited to each Participant's Qualifying Gain Account shall be used to "purchase" additional phantom stock units for such Account at a price equal to the closing price of the WM, Inc. common stock on the date such phantom dividend equivalent units are so credited. No fractional phantom stock units shall be credited based on this "purchase."

5.      PAYMENT OF ACCOUNT BALANCE.

        5.1 Payment Method. The Company shall pay the Participant's Account balance under the Plan to such Participant in accordance with the payment option designated by the Participant pursuant to Section 2.7. In the event of the death of the Participant prior to payment of the entire Account balance, payment shall be made to such Participant's beneficiary or beneficiaries designated under
Section 3 in accordance with the payment method designated by the Participant pursuant to Section 2, or in accordance with any accelerated method (including lump sum) as the Plan Administration Committee shall determine in its sole discretion.

        5.2    Withholding and Offset.

               (a) Any payment or other distribution of benefits under the Plan may be reduced by any amount required to be withheld by the Company under any applicable law, rule, regulation, order or other requirement, now or hereafter in effect, of any governmental authority.

               (b) If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time such Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount owing it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administration Committee.

               (c) If any tax withholding is required with respect to Compensation deferred hereunder, a deferral credit with respect to surrendered restricted stock or a Discretionary Company Contribution, the Company shall withhold such amounts as are required from Compensation paid to the Participant that is not deferred; provided that if there is insufficient nondeferred Compensation to allow for the required withholding, the withholding shall be taken from the deferred Compensation and the Participant's credit under Section 4.2 shall be reduced accordingly.

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        5.3 Payment for Unforeseeable Emergency. A Participant shall not be entitled to withdraw any portion of the balance of his or her Account except that, in cases of an unforeseeable emergency, the Plan Administration Committee may authorize, on a uniform and nondiscriminatory basis and taking into account other resources reasonably available to the Participant, payment of so much of the Participant's Account as is required to meet the need created by the emergency. For the purposes hereof, an "unforeseeable emergency" is an unanticipated emergency that is caused by an event beyond the control of the Participant or the Participant's beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted. Without limiting the generality of the foregoing, an unforeseeable emergency shall include a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code ss. 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. The circumstances that will constitute an unforeseeable emergency will depend on the facts of each case, as determined by the Plan Administration Committee in its sole discretion, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

     (a) through reimbursement or compensation by insurance or otherwise;

     (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (c)    by cessation of deferrals under the Plan.

        For the purposes hereof, examples of what are not considered to be unforeseeable emergencies shall include the need to send a Participant's child to college or the desire to purchase a home.

        5.4 Limitation on Liability. The Company's maximum liability to make payments hereunder is limited to the amount of the Participant's Account (including the interest thereon pursuant to Section 4.3).

6.      ADMINISTRATION OF THE PLAN.

        The Compensation Committee shall from time to time appoint a committee, which shall be designated the Plan Administration Committee, to administer the Plan. The Compensation Committee may fix or change the number of members of the Committee at any time at its discretion. Each member of the Plan Administration Committee shall serve until such member resigns or becomes unable to serve due to death or disability or until such member is removed by the Compensation Committee. The Plan Administration Committee shall administer and interpret the Plan and for that purpose may make, amend or revoke rules and regulations at any time. The Committee also shall make determinations about benefits hereunder. All decisions of the Plan Administration Committee shall be by vote of a majority of its members eligible to vote on a particular matter, and shall be final and binding on all parties. The Plan Administration Committee shall have absolute discretion to carry out its responsibilities hereunder. Members of the Plan Administration Committee shall be eligible to participate in the Plan while serving as a member of the Committee; provided, however, that no member shall be entitled to vote or take any other action as part of the Committee with respect to such member's benefits or any other matter affecting such member's rights as a Participant under the Plan.


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

7.      CLAIMS PROCEDURE.

        7.1 Claims Procedure. Any person desiring a benefit under, interpretation or construction of, ruling under or information regarding the Plan shall submit a written request therefor to the Plan Administration Committee. The Committee shall respond in writing to any such request as soon as practicable. Any interpretation or construction of, and any ruling under, the Plan by the Plan Administration Committee shall be final and binding on all parties.

        7.2 Denial of Claim. If a claim for benefits is denied in whole or in part, the Plan Administration Committee shall notify the claimant of such denial and of his or her right to a conference with an individual designated in the notice for the purpose of explaining the denial. If the claimant does not want such a conference, or is dissatisfied with its outcome, he or she shall be furnished in writing, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which the denial is based, a description of any additional material necessary for him or her to perfect his or her claim, an explanation of why such material is necessary, and an explanation of the Plan's review procedure as described in
Section 7.3.

        7.3 Review Procedure. Any person, or his or her duly authorized representative, whose claim for benefits under the Plan has been denied in whole or in part, may appeal from such denial to the Plan Administration Committee by submitting to the Committee a written request for review within 75 days after receiving notice of denial. The Plan Administration Committee shall give the claimant an opportunity to review pertinent documents relating to the denial in preparing his or her request for review. The request must set forth all the grounds upon which it is based, supporting facts and documents, and any other matters that the claimant deems pertinent, and the relief sought. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Plan Administration Committee shall act upon a request for review within 60 days after receipt thereof unless special circumstances require further time, but in no event later than 120 days after such receipt. If the Plan Administration Committee confirms the denial in whole or in part, the Committee shall give written notice to the claimant setting forth, in a manner calculated to be understood by the claimant, the specific reasons for denial and specific reference to the Plan provisions on which the decision was based. The determination of the Plan Administration Committee upon such review shall be final and conclusive and shall be binding on the claimant and all persons claimed by, through or under him or her, subject, however, to any right of appeal under applicable law.

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


8.      AMENDMENT AND TERMINATION OF PLAN.

        8.1 Amendment. The Compensation Committee may at any time amend the Plan, provided that no amendment shall deny or reduce any amounts previously credited to any Participant's Account.

        8.2    Termination.

               (a) The Compensation Committee may at any time terminate the Plan, if in its judgment the continuance of the Plan, or the tax, accounting or other effects thereof, would not be in the best interest of the Company.

               (b) Upon any termination of the Plan under this Section 8.2, the Participant will be deemed to have withdrawn from the Plan as of the date of such termination, the remaining deferred Compensation for the balance of the calendar quarter shall prospectively cease to be deferred for such calendar quarter, and the Company will pay to the Participant the balance in the Participant's Account at such times and pursuant to such terms and conditions as the Board in its sole discretion shall determine.

9.      MISCELLANEOUS.

        9.1 Unsecured General Creditor; Unfunded Plan. A Participant and such Participant's beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of a Participant, or such Participant's beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the obligations of the Company under the Plan. Any and all assets of the Company shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation hereunder shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the parties hereto that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

     9.2 Plan Administrator. With respect to ERISA, the Plan Administration Committee shall be the plan administrator and named fiduciary as to the Plan and the corporate secretary of WM, Inc. shall be the agent for purposes of receiving legal process.

     9.3 No Right to Employment. The Plan shall not confer upon any person the right to be retained in the employ of the Company, interfere with the right of the Company to discharge or otherwise deal with any person without regard to the existence of the Plan or otherwise be interpreted or construed as creating or modifying any employment or other contract between the Company and any person.

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


     9.4 Alienation. No right, interest or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, security interest, encumbrance, charge, execution, attachment, garnishment or legal process by the creditors of the Participant or the Participant's beneficiary, and any attempt to do so shall be void.

     9.5 Information. Participants and their beneficiaries under the Plan shall provide such authorizations, elections, designations and other information as the Plan Administration Committee shall deem necessary for the proper administration of the Plan. All such authorizations, elections, designations and other information shall be in form approved by the Committee. The Plan Administration Committee shall not be obligated to determine the accuracy or authenticity of any information provided by any Participant or beneficiary under the Plan and any payment or other distribution of benefits based thereon shall be binding on such person, or on anyone claiming by, through or under such person, and shall completely discharge any liability under the Plan to the extent of any payment made.

     9.6 Headings. Headings of sections and paragraphs of the Plan are inserted for convenience of reference only and shall not constitute a part of the Plan.

     9.7 Applicable Law. The Plan shall be interpreted, construed and enforced in accordance with the laws of the State of Washington, except insofar as state law has been preempted by ERISA.

     9.8 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the remainder of the Plan.


IN WITNESS WHEREOF, the Company has caused the Plan to be executed on this 17th day of April, 2001, but to be effective as of the Effective Date.


                                            WASHINGTON MUTUAL, INC.



                                            By:   /s/ Daryl D. David
                                            Its:   Executive Vice President



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